Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Results

Whippany, New Jersey, August 4, 2022 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its third quarter ended June 25, 2022.

Consistent with the seasonal nature of its businesses, the Partnership typically experiences a net loss in the third quarter of its fiscal year. Net loss for the third quarter of fiscal 2022 improved to $2.5 million, or $0.04 per Common Unit, compared to a net loss of $26.0 million, or $0.41 per Common Unit, in the fiscal 2021 third quarter. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) increased $5.9 million, or 25.3%, to $29.2 million for the third quarter of fiscal 2022, compared to $23.3 million in the prior year third quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “We are very pleased to report another quarter with strong year-over-year operating performance, combined with the announcement of a number of strategic initiatives and further debt reduction. In the face of a very volatile commodity price environment and inflationary conditions impacting many of our operating costs, our operations personnel continued to do an outstanding job safely meeting the needs of our customers, while effectively managing selling prices and expenses to deliver an improvement of nearly $6.0 million in Adjusted EBITDA compared to the prior year third quarter. During the quarter, we used excess cash flows to reduce debt by more than $43.0 million, bringing our total leverage metric down to 3.64x from 3.96x at the end of the prior year third quarter.”

Mr. Stivala continued, “On the strategic front, we continued to advance the buildout of our renewable energy platform in support of the country’s energy transition towards a lower carbon future, while also fostering the growth of our core propane business. Specifically, during the quarter we launched the first commercial sales of Propane+rDME which combines clean, versatile and abundantly available propane with the renewable, low carbon benefits of renewable dimethyl ether (rDME), produced by Oberon Fuels. We also announced further investment in our interconnected portfolio of renewable energy assets through an agreement with Adirondack Farms, in upstate New York, to produce renewable natural gas from dairy cow manure.”

Concluding his remarks, Mr. Stivala stated, “In order to help accelerate the adoption of Propane+rDME, and to explore opportunities to further advance investments in the hydrogen infrastructure in the United States, we announced a collaboration agreement with Iwatani Corporation of America, a wholly owned subsidiary of Iwatani Corporation, Japan’s largest distributor of propane and only fully integrated supplier of hydrogen. Finally, subsequent to the end of the quarter, we completed an acquisition of a well-run propane business in northern New Mexico, which will expand our presence in this growing market, provide synergy opportunities and support our best-in-class propane operations. Consistent with our stated strategy, we continue to utilize excess cash flow in a balanced way to make investments in our long-term strategic growth initiatives, and to further strengthen the balance sheet.”

Retail propane gallons sold in the third quarter of fiscal 2022 of 75.5 million gallons decreased 1.6% compared to the prior year, primarily due to the adverse impact of historically high commodity prices on customer buying habits and demand, partially offset by cooler spring temperatures that contributed to higher heat-related demand in certain markets. In addition, volumes in the prior year third quarter benefitted from incremental outdoor heating and cooking demand associated with continued COVID-19 related government restrictions. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during the third quarter were 4% warmer than normal and 5% colder than the prior year third quarter.

Average propane prices (basis Mont Belvieu, Texas) for the third quarter of fiscal 2022 increased 43.8% compared to the prior year third quarter. Total gross margin for the third quarter of fiscal 2022 was $159.4 million, compared to $155.0 million in the prior year third quarter. Gross margin for the third quarter of fiscal 2022 included a $0.9 million unrealized loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to an $11.1 million unrealized gain in the prior year third quarter. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of the non-cash mark-to-market adjustments, total gross margin increased $16.4 million, or 11.4%, compared to the prior year third quarter, primarily due to prudent margin management during a volatile commodity price environment, as well as from the favorable impact of commodity hedges that matured during the period. The Partnership’s hedging and risk management activities are intended to reduce the effect of price volatility associated with forecasted purchases of propane, and propane sold on a fixed price basis. The commodity hedges that matured during the third quarter of fiscal 2022 were principally comprised of net long positions that were favorably impacted from the significant rise in commodity prices.

Combined operating and general and administrative expenses of $130.6 million for the third quarter of fiscal 2022 increased 9.1% compared to the prior year, primarily due to higher payroll and benefit-related expenses, including higher variable compensation expense, higher vehicle lease and fuel costs, higher provisions for doubtful accounts, as well as other inflationary effects on the Partnership’s operating costs.

During the third quarter of fiscal 2022, the Partnership utilized cash flows from operating activities to repay $43.1 million in debt, and make additional investments in Oberon Fuels, Inc. As a result of the debt repayment and the increase in Adjusted EBITDA during the third quarter of fiscal 2022, the Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, for the trailing twelve-month period ending June 25, 2022 improved to 3.64x.

As previously announced on July 21, 2022, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended June 25, 2022. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on August 9, 2022 to Common Unitholders of record as of August 2, 2022.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and an investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s 90+ year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and developing the next generation of renewable energy. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

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The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

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Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
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The impact of the COVID-19 pandemic and the corresponding government response, including the impact across the Partnership’s businesses on demand and operations, as well as on the operations of the Partnership’s suppliers, customers and other business partners, and the effectiveness of the Partnership’s actions taken in response to these risks;
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The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
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The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including the Russia/Ukraine conflict, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters such as pandemics, including the COVID-19 pandemic;
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The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
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The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
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The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
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The ability of the Partnership to retain customers or acquire new customers;
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The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
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The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
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The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;
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The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
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The impact of legal proceedings on the Partnership’s business;
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The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
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The Partnership’s ability to make strategic acquisitions and successfully integrate them;
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The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to its networks and information technology;
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The impact of current conditions in the global capital and credit markets, and general economic pressures;
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The operating, legal and regulatory risks the Partnership may face; and
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Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 25, 2021 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 25, 2022 and June 26, 2021

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Revenues
Propane	$260,634	$208,689	$1,108,572	$958,641
Fuel oil and refined fuels	19,274	11,314	83,741	59,075
Natural gas and electricity	7,547	5,835	31,165	23,461
All other	12,877	12,247	40,356	39,337
	300,332	238,085	1,263,834	1,080,514

Costs and expenses
Cost of products sold	140,930	83,056	576,299	418,002
Operating	109,081	102,016	334,229	309,183
General and administrative	21,541	17,756	64,962	57,866
Depreciation and amortization	14,009	27,254	44,356	82,617
	285,561	230,082	1,019,846	867,668

Operating income	14,771	8,003	243,988	212,846
Loss on debt extinguishment	—	16,029	—	16,029
Interest expense, net	15,004	16,737	45,557	52,964
Other, net	2,031	1,085	4,395	3,745

(Loss) income before provision for income taxes	(2,264)	(25,848)	194,036	140,108
Provision for income taxes	271	173	171	936

Net (loss) income	$(2,535)	$(26,021)	$193,865	$139,172

Net (loss) income per Common Unit - basic	$(0.04)	$(0.41)	$3.07	$2.22
Weighted average number of Common Units outstanding - basic	63,284	62,755	63,200	62,685

Net (loss) income per Common Unit - diluted	$(0.04)	$(0.41)	$3.04	$2.20
Weighted average number of Common Units outstanding - diluted	63,284	62,755	63,833	63,150

Supplemental Information:
EBITDA (a)	$26,749	$18,143	$283,949	$275,689
Adjusted EBITDA (a)	$29,181	$23,291	$288,227	$275,350
Retail gallons sold:
Propane	75,510	76,702	339,954	357,443
Refined fuels	3,629	3,854	20,478	21,301
Capital expenditures:
Maintenance	$5,701	$3,858	$15,459	$10,463
Growth	$5,284	$3,630	$17,845	$11,296

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(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Net (loss) income	$(2,535)	$(26,021)	$193,865	$139,172
Add:
Provision for income taxes	271	173	171	936
Interest expense, net	15,004	16,737	45,557	52,964
Depreciation and amortization	14,009	27,254	44,356	82,617
EBITDA	26,749	18,143	283,949	275,689
Unrealized non-cash losses (gains) on changes in fair value of derivatives	921	(11,139)	1,442	(17,632)
Pension settlement charge	634	142	634	712
Equity in earnings of unconsolidated affiliates	877	116	2,202	552
Loss on debt extinguishment	—	16,029	—	16,029
Adjusted EBITDA	$29,181	$23,291	$288,227	$275,350

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the condensed consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.